exhibit a8

MERIDIAN FUND, INC.

ARTICLES OF AMENDMENT

Meridian Fund, Inc., a Maryland corporation having its principal office in Maryland at c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium MD 21093-2264 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

SECOND: Pursuant to authority expressly vested in the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, as amended, and in accordance with Section 2-605(a)(2) of the Maryland General Corporation Law, and pursuant to resolutions duly adopted at a meeting duly called and held, the Board of Directors of the Corporation amended the names of the following series and shares of common stock, $0.01 par value per share, of the Corporation as set forth below:

Current Name	New Name
Meridian Enhanced Equity Fund[1] – Class A	Meridian Hedged Equity Fund – Class A
Meridian Enhanced Equity Fund – Class C	Meridian Hedged Equity Fund – Class C
Meridian Enhanced Equity Fund – Investor Class	Meridian Hedged Equity Fund – Investor Class
Meridian Enhanced Equity Fund – Institutional Class	Meridian Hedged Equity Fund – Institutional Class
Meridian Enhanced Equity Fund – Legacy Class	Meridian Hedged Equity Fund – Legacy Class

THIRD: These Articles of Amendment shall be effective as of December 30, 2022.

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[1]	The Meridian Enhanced Equity Fund was formerly known as the “Meridian Equity Income Fund.”

IN WITNESS WHEREOF, MERIDIAN FUND, INC. has caused these Articles of Amendment to be executed by its President and attested by its Secretary on this 21 day of December, 2022, to be effective as of the effective date set forth above. The President of the Corporation who signed these Articles of Amendment hereby acknowledges in the name and on behalf of said corporation to be the corporate act of the Corporation, and states under the penalties of perjury that to the best of his knowledge, information and belief, the matters and facts relating to approval hereof are true in all material respects.

MERIDIAN FUND, INC.

By:
David Corkins
President

ATTEST:

By:
Rick Grove
Secretary